Exhibit 3.1

CERTIFICATE OF AMENDMENT OF RESTATED CERTIFICATE OF INCORPORATION OF ACCRETIVE HEALTH, INC.
Accretive Health, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:
The Board of Directors of the Corporation duly adopted resolutions pursuant to Section 242 of the General Corporation Law of the State of Delaware, setting forth an amendment to the Restated Certificate of Incorporation of the Corporation. Pursuant to Section 242(b) of the General Corporation Law of the State of Delaware, no approval of such amendment by the stockholders of the Corporation was required. The resolution setting forth the amendment is as follows:
RESOLVED: That Article FIRST of the Restated Certificate of Incorporation of the Corporation be and hereby is deleted in its entirety and that the following be inserted in lieu thereof:
“FIRST: The name of the Corporation is R1 RCM Inc.”
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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be duly executed by a duly authorized officer of the Corporation on this 5th day of January, 2017.

        ACCRETIVE HEALTH, INC.
        By: /s/ Joseph Flanagan
Name: Joseph Flanagan
        Title: President & Chief Executive Officer